Exhibit 3.2(ai)
ARTERY-BEAZER CLARKSBURG, LLC
a Maryland Limited Liability Company
OPERATING AGREEMENT

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15.11. Waiver	28

15.12. Arbitration	28

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ARTERY-BEAZER CLARKSBURG, LLC
A Maryland Limited Liability Company
     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Operating Agreement” or “Agreement”) is made effective as of ___, 2001 (the “Effective Date”), by and between Artery Clarksburg, LLC, a Maryland limited liability company (“Artery”) and Beazer Clarksburg, LLC, a Maryland limited liability company (“Beazer”).
EXPLANATORY STATEMENT:
     A. The Members (as hereinafter defined), desiring to form a Maryland limited liability company under the Maryland Limited Liability Company Act, Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time, (the “Act”) have entered into this Agreement. The Members have caused the formation of a limited liability company under the name Artery-Beazer Clarksburg, LLC (the “Company”) and have caused Articles of Organization in the form attached hereto as Exhibit “B” (the “Articles”) to be executed and filed by John R. Orrick, Jr., as Authorized Party with the Maryland State Department of Assessments and Taxation (“SDAT”) on May 14, 2001.
     B. This Operating Agreement is subject to, and governed by, the Act and the Articles. The Members hereby ratify the execution and filing of the Articles and approve the Articles as the Articles of Organization of the Company. In the event of a direct conflict between the provisions of this Agreement and either the mandatory provisions of the Act or the Articles, such provisions of the Act or the Articles, as the case may be, will be controlling.
     C. Pursuant to a Term Sheet entered into on April 30, 2001, by and between The Artery Group, LLC and Beazer Homes Corp., the parties had agreed to acquire through the acquisition of membership interests of a newly formed limited liability company, Clarksburg Skylark, LLC, which in turn owns a 374-acre site located in Clarksburg, Maryland (the “Property”), as more particularly described in Exhibit “C” attached hereto, which Property has recently been rezoned to PD-4 and which would permit approximately 1,330 residential units and 89,000 square feet of retail use. The acquisition of membership interests in the Skylark Clarksburg, LLC is being made pursuant to (i) that Agreement of Purchase and Sale entered into on March 13, 2000, by and among the DiMaio Joint Venture as the “Seller” and Rocky Gorge Home, LLC as the Purchaser, as such Underlying Purchase Agreement is further amended by that Amendment to Agreement of Purchase and Sale as entered into as of May 15, 2001, by and among the Seller, Assignor and Assignee, providing for the transfer prior to Closing by the Seller of the Property to Clarksburg Skylark, LLC in. exchange for 100% of the membership interests in Clarksburg Skylark, LLC and the acquisition of 100% of the membership interests in Clarksburg Skylark, LLC in lieu of the direct purchase of the Property (the “Underlying Purchase Agreement”), and (ii) as assigned to Beazer Homes Corp. by that Assignment Agreement entered into as of March 29, 2001, by and between Rocky Gorge Homes, LLC as Assignor and Beazer Homes Corp. as Assignee (the “Assignment Agreement”), with each of the

Underlying Purchase Agreement and the Assignment Agreement having been assigned by Assignee to Company.
     D. The Members desire to enter into this Operating Agreement to memorialize the terms and conditions set forth in the Term Sheet with respect to the acquisition of interests in the Skylark Clarksburg, LLC and the payment of the Purchase Price (as defined herein) to Seller and Assignor, and to further set forth the agreement of the Members with respect to obtaining entitlements for the Property, including the potential creation of a special taxing district to finance certain public infrastructure requirements for the Property, the subdivision of the Property into single family detached, townhouse, and multi-family residential and commercial building lots, and the Development Management, marketing and sale of such building lots to home builders and other property owners on behalf of the Company.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises herein contained the Members agree as follows:
ARTICLE 1. DEFINITIONS
     The defined terms used in this Operating Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1. Any term not defined in this Operating Agreement shall have the meaning ascribed to it in the Act, and other relevant laws of the State of Maryland. As used herein, the term:
     1.1. Additional Capital Contribution(s) shall have the meaning set forth in Section 4.2 hereof.
     1.2. Administrative Manager shall mean Beazer.
     1.3. Affiliate shall mean any entity or other Person owned and controlled by, or owning and controlling any Member in whole or in part, or that is under common ownership and control with any Member.
     1.4. Artery Sale Lots shall mean those residential building lots to be sold to home builders at the direction of Artery, as provided in Article 13.
     1.5. Assignment Agreement shall mean that Assignment Agreement entered into as of March 29, 2001, by and between Rocky Gorge Homes, LLC as Assignor and Beazer Homes Corp, as Assignee.
     1.6. Assignor shall mean Rocky Gorge Homes, L.L.C.
     1.7. Available Cash shall have the meaning set forth in Section 6.1(b).
     1.8. Articles shall mean the Articles of Organization of the Company filed with and accepted by SDAT on May 14, 2001, in the form attached hereto as Exhibit “B”.
     1.9. Bankruptcy means with respect to any Person or entity:

               (i) having an order entered for relief with respect to it or him under the Federal Bankruptcy Code,
               (ii) not paying or admitting in writing his or its inability to pay his or its debts generally as they become due,
               (iii) making an assignment for the benefit of creditors,
               (iv) applying for, seeking, consenting to, acquiescing in the appointment of a receiver, custodian, trustee, examiner, liquidator, or similar official for it or him or any substantial part of its or his property or failing to cause the discharge of the same within sixty (60) days of such appointment,
               (v) instituting any proceeding seeking the entry of any order for relief under the Federal Bankruptcy Code to adjudicate it or him a bankrupt or insolvent, or failing to cause dismissal of such proceeding within sixty (60) days of the institution thereof, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or him or its or his debts, under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or failing to file an answer or other pleading denying the material allegations of any such proceeding filed against it or him, or
               (vi) taking any action to authorize or effect any of the foregoing actions or failing to contest in good faith the appointment of a receiver, trustee, examiner, liquidator or similar official for him or it or any substantial part of his or its property.
     1.10. Beazer Sale Lots shall mean those residential building lots to be sold to home builders at the direction of Beazer, as provided in Article 13.
     1.11. Business Plan and Development Budget shall have the meaning set forth in Section 11 hereof.
     1.12. Closing shall mean the closing of the sale of 100% of the membership interests in Clarksburg Skylark, LLC to the Company.
     1.13. Code means the Internal Revenue Code of 1986, as amended.
     1.14. Company shall mean Artery-Beazer Clarksburg, LLC, the Maryland limited liability company created pursuant to this Operating Agreement and the Articles filed pursuant thereto.
     1.15. Company Financing shall have the meaning set forth in Section 7.1(d)(i)(a) hereof.
     1.16. Deferred Purchase Money Notes shall mean the deferred purchase money notes evidencing the obligation of the Company to pay the deferred portions of the Purchase Price to Seller and Assignor in the forms set forth in Exhibit “F” and Exhibit “G”, respectively, attached hereto and made apart hereof.

     1.17. Development Management Agreement shall have the meaning set forth in Section 12 hereof.
     1.18. Development Costs shall mean all costs and expenses (i) which the Company shall be responsible to pay and those (ii) actually incurred by the Company in connection with the development of the Property, including but not limited to the Development Fees.
     1.19. Development Fees shall mean the fees paid to Artery Development Company, LLC by the Company for its development of the Property pursuant to the Development Management Agreement.
     1.20. Development Work shall mean the development of the Property pursuant to the Development Management Agreement, the Business Plan and Development Budget and this Operating Agreement.
     1.21. Initial Capital Contribution(s) shall have the meaning set forth in Section 4.1 hereof.
     1.22. Interest or Membership Interest shall mean a Member’s respective percentage interest in the Net Profits and Net Losses of the Company and distributions by the Company, as set forth on Exhibit “A”, as the same may be amended pursuant to this Operating Agreement. Allocations of Net Profits or Net Losses, and distributions shall be made as set forth in this Operating Agreement and not on the basis of value of Members’ contributions.
     1.23. Involuntary Withdrawal shall mean, with respect to any Member, the occurrence of any of the following events:
               (i) the Member makes an assignment for the benefit of creditors;
               (ii) the Member files a voluntary petition of Bankruptcy;
               (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any Bankruptcy or insolvency proceeding;
               (iv) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
               (v) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for or liquidation of the Member or of all or any substantial part of the Member’s properties;
               (vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);
               (vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for sixty (60) days after the commencement thereof, or the appointment of a trustee; receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for sixty (60) days or, if the appointment is stayed, for sixty (60) days after the expiration of the stay during which period the appointment is not vacated;
               (viii) if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;
               (ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;
               (x) if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;
               (xi) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or
               (xii) if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; or
               (xiii) if any of the foregoing events shall occur with respect to an Affiliate of a Member which, in the reasonable judgment of the other Member, may be reasonably expected to interfere with the Affiliated Member’s performance of its responsibilities to the Company under this Operating Agreement.
     1.24. Liquidating Proceeds shall have the meaning set forth in Section 6.1(b).
     1.25. Lot Sale Agreement shall mean the firm of agreement between the Company and home builders regarding the purchase and sale of the finished residential building lots from the Company in the form agreed to by the Members.
     1.26. Managers shall mean the Persons so designated in Article 7.
     1.27. Members (and individually a Member) shall mean those Persons identified on Exhibit “A” and such other Persons who have been duty admitted as Members pursuant hereto.
     1.28. Membership Interest or Interest shall mean a Member’s respective percentage interest in the Net Profits and Net Losses of the Company and distributions by the Company, as set forth on Exhibit “A”, as the same may be amended pursuant to this Operating Agreement. Allocations of Net Profits or Net Losses, and distributions shall be made as set forth in this Operating Agreement and not on the basis of value of Members’ contributions.
     1.29. Net Losses shall have the meaning set forth in Section 5.1 hereof.
     1.30. Net Profits shall have the meaning set forth in Section 5.1 hereof.

     1.31. Operating Agreement (or Agreement) shall mean this Operating Agreement, as amended, modified or supplemented from time to time.
     1.32. Persons(s) shall mean and include any individual corporation, partnership, association, limited liability trust, estate or other entity.
     1.33. Phase shall mean the phase of development of the Property, as it shall be incrementally developed in accordance with the terms of the Business Plan and Development Budget.
     1.34. Prime Rate shall mean the rate so designated in The Wall Street Journal, as adjusted from time to time. In the event that The Wall Street Journal is no longer published, then the Prime Rate shall be that rate so designated in a comparable substitute financial publication, as selected by the Managers.
     1.35. Property shall mean that certain real property, containing approximately 374 acres of unimproved land located in Clarksburg, Maryland, as more particularly described in Exhibit “C” attached hereto and made apart of this Operating Agreement which is owned by Clarksburg Skylark, LLC.
     1.36. Purchase Price shall mean the total amount to be paid by the Company to the Seller and the Assignor in connection with the acquisition of 100% of the membership interests in Clarksburg Skylark LLC, as set forth in the Underlying Purchase Agreement and Assignment Agreement which shall consist of the sum of $24,500,000.00 payable as follows: (i) $8,000,000.00 to be paid in cash at Closing ($6,500,000.00 payable to Seller and $1,500,000.00 payable to Assignor); (ii) $13,500,000.00 payable to Seller under a Deferred Purchase Money Note in the form attached as Exhibit “F” in four (4) equal annual installments beginning one year following the date of Closing, with simple interest paid quarterly at 8% per annum; and (iii) $3,000,000.00 payable to Assignor in three (3) equal annual installments beginning on March 25, 2002, and each year thereafter, being interest at 10% per annum, payable quarterly in arrears under a Deferred Purchase Money Note in the form attached as Exhibit “G”, each of the Members being responsible for contributing one-half of the Purchase Price.
     1.37. Resident Agent means the Person identified in Section 2.5 hereof.
     1.38. SDAT means the Maryland State Department of Assessments and Taxation.
     1.39. Seller shall mean the DiMaio Joint Venture, consisting of the following partners: Estelle DiMaio (12.5 percent interest); DiMaio Family, LLC (25 percent interest); Richard DiMaio (12.5 percent interest); Teresa DiMaio Stone, also known of record as Teresa Lee DiMaio (12.5 percent interest); and Barbara Markwood (37.5 percent interest).
     1.40. Transfer means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, voluntarily sell, hypothecate, pledge, assign or otherwise transfer.
     1.41. Treasury Regulations shall have the meaning set forth in Section 5.1 hereof.

     1.42. Voluntary Withdrawal shall mean a Member’s dissociation with the Company by means other than by a Transfer or an Involuntary Withdrawal.
     1.43. Underlying Purchase Agreement shall mean that Agreement of Purchase and Sale entered into between Seller and Assignor as of March 13, 2000 with respect to the sale of the Property, as further amended by that Amendment to Agreement of Purchase and Sale as entered into as of May 15, 2001, by and among the Seller, Assignor, and Assignee.
ARTICLE 2. ORGANIZATION
     2.1. Name. The name of the Company shall be “Artery-Beazer Clarksburg, LLC.” The Company may do business under that name and under any other name or names which the Managers select. If the Company does business under a name other than that set forth in the Articles, then the Company shall file a trade name certificate as required by law.
     2.2. Purpose. Subject to the terms hereof, the Company is organized to (a) acquire, buy, own, invest in, manage, develop, construct, improve, refinance, exchange, dispose, market, promote, sell and otherwise deal with the Property, directly or through acquisition and ownership of 100% of the interests of an entity which owns the Property; (b) obtain all preliminary plans, site plans, subdivision, engineering, land use and zoning and related approvals from the applicable governmental authorities required to develop and sell the Property pursuant to the Development Management Agreement and this Operating Agreement; (c) petition Montgomery County to create a special taxing district for the Property and to enter into any and all agreements required to effectuate the creation and implementation of such a special taxing district for the Property; (d) oversee the subdivision of the Property into single family detached, townhouse and multi-family residential and commercial building lots and the development and sale of such building lots pursuant to the Development Management Agreement and this Operating Agreement; (e) have and to exercise all powers now or hereafter conferred by the laws of the State of Maryland on limited liability companies formed pursuant to the Act; and (f) do any and all things necessary, convenient, or incidental to the foregoing.
     2.3. Company Property. Title to all assets of the Company shall be taken and held only in the name of the Company.
     2.4. Principal Office and Resident Agent. The principal office of the Company in the State of Maryland shall be located at 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202, and the Company shall maintain its administrative offices at 8965 Guilford Road, Suite 290, Columbia, Maryland 21046. The Managers may change the principal office of the Company and/or establish additional offices of the Company within the State of Maryland, as the Managers may deem advisable. The Resident Agent of the Company in the State of Maryland for service of process shall be The Corporation Trust Incorporated. The post office address of the Resident Agent of the Company is 300 But Lombard Street, Suite 1400, Baltimore, Maryland 21202. The Managers may, in their sole and absolute discretion, change the Resident Agent of the Company to a Person who or which qualifies as a Resident Agent under the Act.
     2.5. Authority to Act with Respect to Wholly-Owned Entities. The Members intend that any authority provided herein to any Manager or any Member and any agreement provided herein between the Members shall apply with respect to any entity, including Clarksburg Skylark, LLC, which owns the Property, as if such authority or agreement was contained in the organizational documents of that wholly-owned entity.
ARTICLE 3. ADMISSION AND SUBSTITUTION OF MEMBERS
     3.1. Admission of New or Substituted Members. The Company may admit new or substituted Members with the consent of and under such terms as are required by all Members, which consent may be withheld in the Members’ absolute discretion. Unless named in Exhibit “A” of this Operating Agreement, or unless admitted to the Company as a substituted or new Member as provided herein, no Person shall be considered a Member; and the Company need deal only with the Members so named and so admitted. The Company shall not be required to deal with any other Person by reason of a Transfer by a Member, except as otherwise provided in this Operating Agreement. Upon admission of new or substituted Members, the Manager shall cause Exhibit “A” of the Operating Agreement to be amended to reflect the current Membership of the Company.
ARTICLE 4. CAPITAL CONTRIBUTIONS
     4.1. Initial Capital Contributions. Effective upon the date when this Operating Agreement is duly executed and delivered by each Member listed on Exhibit “A” hereto on the date hereof, the Members shall make the following “Initial Capital Contributions” to the Company:
          (a) The Members shall each contribute funds to the Company on the following bases, which funds shall include: (i) one-half of the cash portion of the Purchase Price required to be paid to the Seller and the Assignor at the Closing of the sale of the interests in Skylark Clarksburg. LLC, which shall consist of $4 million for each Member, $3,250,000 of which shall be payable to Seller and $750,000 of which payable to Assignor (it being agreed that any deposits made to Seller or Assignor by a Member shall be credited against the amounts required to be contributed hereunder); (ii) one-half of the Company’s initial working capital requirements, which shall consist of $150,000; and (iii) one-half of the Company’s additional working capital requirements, which shall be provided pursuant to the Business Plan and Development Budget as agreed to by the Members pursuant to Article 11 hereto.
          (b) The parties acknowledge that the relative values of their respective Initial Capital Contributions to the Company under this Section 4.1 are in the same proportion as their respective Membership Interests.
          (c) Except as provided herein, no Member shall be entitled to the return of its Capital Contribution, and no interest shall be paid by the Company on any Capital Contribution or the balance in any Member’s Capital Account.
     4.2. Additional Capital Contributions. The Business Plan and Development Budget shall specify when and if Additional Capital Contributions are required to be made to the Company. If the Managers at any time or from time to time shall determine, based on the Business Plan and Development Budget, that the Company requires Additional Capital Contributions to pay any costs associated with the Property, including but not limited to (i) real estate taxes assessed against the Property; (ii) premiums on the insurance identified in Section 13 hereof; (iii) deposits to be made in connection with paying the costs of the consultants of Montgomery County in connection with the establishment of a development district with respect to the Property or (iv) development costs, on or before such costs are required to be paid by the Company, then the Managers shall notify the Members of the total amount of additional funds required (“Capital Call”). The Members shall provide such required funds as working capital to the Company, in accordance with thaw respective Membership Interests, within thirty (30) days after the notice of Capital Call has been duly given.
     4.3. Member Loans.
          If the Managers and all of Members agree, any Member may, but shall not be required to, loan or advance funds to the Company. If any Member shall loan any money to the Company pursuant to this Section 4.3 (a “Member Loan”), the amount of any such loan shall not be an increase in such Member’s share of the distributions or Net Profits and Net Losses of the Company under this Operating Agreement; but the amount of any such loan shall be an obligation of the Company to such Member, and shall be repaid with interest at a floating rate equal to the Prime Rate as published on the day that the funds are advanced, plus 5%, provided that any amounts advanced as Member Loans to the Company to repay the Deferred Purchase Money Notes shall be at such rate agreed to by the Members, which may be a fixed rate. Any amounts advanced as a Member Loan shall be identified by the Member as a Member Loan and shall not constitute a Capital Contribution on the books and records of the Company.
     4.4. Failure of a Member to Timely Contribute the Share of Additional Capital; Remedies.
          (a) If a Member fails to pay when due all or any portion of (i) any Initial Capital Contribution required by Section 4.1 hereof or (ii) any Additional Capital Contribution which is the subject of a duly given Capital Call required by Section 4.2 (the “Defaulting Member”), the other Member (the “Non-Defaulting Member”) may pay the unpaid amount of the Defaulting Member’s Capital Contribution (the “Unpaid Contribution”). To the extent the Unpaid Contribution is paid by the Non-Defaulting Member, following the delivery of written notice to the Defaulting Member, and the failure to make such Capital Contribution within a period of fifteen (15) days following receipt of such notice, the Membership Interest of the Non-Defaulting Member making such Unpaid Contribution to the Company shall be increased by an amount determined as if the Non-Defaulting Member had made an additional Capital Contribution equal to three times the amount of the Unpaid Contribution, so that the Membership Interest of the Non-Defaulting Member would be determined by the percentage that is derived from dividing the aggregate Capital Contributions made by the Non-Defaulting Member (including the deemed additional Capital Contribution) to the aggregate Capital Contributions made to the Company, and the Defaulting Member’s Membership Interest shall be decreased to the remaining percentage interest of Membership Interests in the Company. For example, by way of illustration only, in the case where the aggregate Capital Contributions made to the Company prior to the Capital Call were $8,500,000, split equally between Member A and Member B; an Additional Capital Contribution was required of each of the Members of $200,000; Member A failed to make the Additional Capital Contribution following receipt of the written notice and the cure period required above; and Member B made such Capital Contribution in addition to making the $200,000 Capital Contribution required to be made by it, the Membership Interest of Member B would be determined by dividing the aggregate Capital Contributions made by Member B, (3 x $200,000) + $200;000 + $4,250,000 = $5,050,000), divided by the aggregate Capital Contributions made to the Company by both Members, $8,900,000, or 56.74%, and the Membership Interest of Member A would be decreased to 43.26% (100% — 56.74%).
     4.5. Responsibility for Deferred Purchase Money Notes. Each of the Members shall be responsible for contributing the necessary funds to the Company, and any required guaranties of payment, with respect to one-half of the amount of the Deferred Purchase Money Notes payable to Seller and Assignor with respect to the acquisition of the membership interests of Clarksburg; Skylark, LLC, provided that except as expressly stated in the Deferred Purchase Money Notes, the obligations of the Members to the Seller and the Assignor shall be nonrecourse to the Members. Any amounts advanced to the Company by either Member with respect to the repayment of the Deferred Purchase Money Notes shall be treated as an additional Capital Contribution under Section 4.02 unless otherwise agreed by the Members. Any decision to borrow funds by the Company to repay all or any portion of the Deferred Purchase Money Notes shall constitute a Major Decision pursuant to Section 7.1(d) hereunder.
ARTICLE 5. PROFITS AND LOSSES
     5.1. Definitions. In addition to those terms defined elsewhere in this Operating Agreement, and unless the context otherwise requires, for the purposes of this Operating Agreement the following terms shall have the meanings set forth below.
          (a) “Capital Account” means a capital account created and maintained according to Treasury Regulation Section 1.704-1(b).
          (b) “Gain” means the income and gain of the Company for federal income tax purposes arising from a sale or other disposition of all or any portion of the Property made in connection with the overall liquidation of the Company.
          (c) “Loss” means the loss of the Company for federal income tax purposes arising from a sale of the Property made in connection with the overall liquidation of the Company.
          (d) “Net Losses” means the net loss of the Company for federal income tax purposes for each taxable year, calculated to include Gain or Loss but without regard to those items that are specially allocated in accordance with Regulatory Allocations; provided, however, that in determining net loss (i) any tax-exempt income received by the Company shall be included as an item of gross income, and (ii) any expenditure of the Company, including all Development Costs, described (or treated under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) as described) in Section 705(a)(2)(B) of the Code shall be treated as a deductible expense.
          (e) “Net Profits” means the taxable income of the Company for federal income tax purposes for each taxable year, calculated to include Gain or Loss but without regard to those items which are specially allocated in accordance with the Regulatory Allocations; provided, however, that in determining taxable income (i) any tax-exempt income received by the Company shall be included as an item of gross income, and (ii) any expenditure of the

Company, including all Development Costs, described (or treated under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) as described) in Section 705(a)(2)(B) of the Code shall be treated as a deductible expense.
          (f) “Regulatory Allocations” means the allocations set forth in Section 5.4 below. Such allocations are intended to comply with certain requirements of the Treasury Regulations promulgated under Section 704(b) of the Code.
          (g) “Treasury Regulations” means temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     5.2. Tax Characterization. The Company shall, for federal and state income tax purposes, be classified as a partnership rather than an association taxable as a corporation. Each Member, by execution or acceptance of this Operating Agreement, covenants and agrees that it will file its own federal and state income and other tax returns in a manner that is consistent with the tax classification of the Company as a partnership and will not take any action which in inconsistent with such classification.
     5.3. Determination of Net Profits and Net Losses. The Net Profits and Net Losses of the Company shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner. An accounting shall be made for each fiscal year by the accountants employed by the Company as soon as possible after the close of each such fiscal year to determine the Members’ respective shares of Net Profits or Net Losses of the Company, which shall be credited or debited, as the case may be, to the Members’ respective Capital Accounts.
     5.4. General Allocation of Net Profits and Net Losses. Subject, first, to the provisions of Section 5.5 below, Net Profits and Net Losses of the Company for any year shall be allocated among the Members pro rata, in accordance with the Members’ respective Membership Interests.
     5.5. Special Allocations and Limitation.
          (a) Unless otherwise agreed to by the Members, any Net Profit or Loss of the Company with respect to the sale of the Artery Sale Lots shall be allocated to Artery while any Net Profit or Loss with respect to the sale of the Beazer Sale Lots shall he allocated to Beazer.
          (b) The Company shall comply with Treasury Regulation Section 1.704-2 with respect to the allocation of deductions and the chargeback of minimum gain on nonrecourse debts of the Company, and with Treasury Regulation Section 1.704-1(b) with respect to the establishment and maintenance of Capital Accounts for the Members.
          (c) No Member shall be allocated any Net Losses or Loss which would cause or increase a deficit balance in such Member’s Capital Account in excess of any obligation of such Member to restore deficits (as defined in Treas. Reg. Section 1.704-1(b)(2)(ii)(c), as amended). All Net Losses in excess of the limitation set forth in the preceding sentence shall be allocated to the remaining Members in accordance with their respective Membership Interests. If any Member shall receive with respect to the Company an adjustment, allocation or distribution in the nature described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)-(6), as amended, which causes or increases a deficit in such Member’s Capital Account, such Member shall be allocated items of income and gain in an amount and manner as will eliminate such deficit balance as quickly as possible. It is intended that this Section 5.5(b) shall constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3), as amended.
          (d) The Regulatory Allocations set forth in Section 5.5(b) above shall be taken into account in allocating Net Profits, Gain, Net Losses and Loss pursuant to Section 5.4 above, so that, to the extent possible, the next amount of such allocations of Net Profits, Gains, Net Losses and Loss shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.
          (e) The respective interests of the Members in the Net Profits, Net Losses, Gain, and Loss or items thereof shall remain as set forth above unless changed by amendment to this Operating Agreement or by an assignment of a Membership Interest authorized by the terms of this Operating Agreement. Except as otherwise provided herein, for tax purposes, all items of income, gain, loss, deduction, or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses from operations; provided, however, that with respect to property contributed to the Company by a Member, such items shall be shared among the Members so as to take into account the variation between the basis of such property and its fair market value at the time of contribution in accordance with Section 704(c) of the Code.
          (f) If any fees, interest, or other amounts paid to a Member or an Affiliate pursuant to this Operating Agreement, or any other agreement between the Company and such Member or Affiliate providing for the payment of such amounts, and deducted by the Company, whether in reliance upon Section 162, 163, 707(a) or 707(c) of the Code or otherwise, are disallowed as deductions to the Company on its federal income tax return for the taxable year in or with respect to which such amounts are paid and are treated instead as Company distributions, then:
               (i) there shall be allocated to the Member who received (or whose Affiliate received) such payments an amount of gross income for the taxable year in or with respect to which such fees, interest or other amounts were paid equal to the amount of such fees, interest or other amounts that are so disallowed and treated as Company distributions; and
               (ii) the Net Profits or Net Losses, as the case may be, for the taxable year in or with respect to which such fees, interest, or other amounts were paid shall be (A) increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are disallowed and treated as Company distributions, and (B) determined without regard to any gross income of the Company which is specially allocated in accordance with the foregoing Section 5.S(e)(i).
          (g) The Company shall allocate Net Profit to the Members in an amount equal to the excess of any interest accrued on such Member’s Development Capital Contributions, over prior cumulative allocations to such Member under this Section 5.5(f).

     5.6. Allocation on Admission of New Members or Transfers. In the event of the admission of a New Member or in the event of a valid transfer of all or part of a Member’s Membership Interest in the Company pursuant to Article 8 hereof, all recurring items of Net Profits and Net Losses of the Company and all ordinary distributions by the Company shall be allocated to the transferee in the same proportion that the number of days in the Company fiscal year after the transfer bears to the total number of days in the Company fiscal year provided, however, that any extraordinary or nonrecurring items of Net Profits, Net Losses, Gain or Loss shall be specifically allocated to the transferee if such item was realized or incurred on or after the date of his admission to the Company.
ARTICLE 6. DISTRIBUTIONS
     6.1. Distributions.
          (a) Distributions to Members shall be made only from Available Cash or Liquidating Proceeds (as defined in subsection (b) below). No Member shall have the right to demand a distribution in kind from the Company.
          (b) Distributions of Available Cash shall be made among the Members in such amounts and at such times as shall be determined by the Managers (but not less frequently than quarterly) in the following order of priority: first, to reimburse the Members for any Member Loans; second, to the Members in accordance with their positive Capital Account balances until such Capital Account balances shall have been reduced to zero (the intent being that distributions of cash shall be made with respect to any Gain attributable to the Artery Sale lots being paid to Artery and that distributions of cash made with respect to any Gain attributable to the Beazer Sale lots being paid to Beazer); and third, to the Members in accordance with their respective Membership Interests.
              For purposes hereof, “Available Cash” shall mean the excess of cash received from all activities of the Company, including the net cash realized by the Company from the sale, refinancing (as approved in accordance with Section 7.1(d)(i)(a) hereof) or other disposition of assets after retirement of any Company Financing and the payment of all expenses related to the transaction, less cash disbursements (including within the phrase “cash disbursements”, without limitation, debt service payments on Company Financing) and a reasonable allowance for reserves, contingencies, working capital and anticipated obligations (which allowance for reserves, contingencies, working capital and anticipated obligations shall not be required after the Property or the final portion of the Property, has been sold). Notwithstanding the foregoing, “Available Cash” shall not include the net proceeds from any sale or other disposition of all or any portion of the Property or other Company assets made in connection with the overall liquidation of the Company (the “Liquidating Proceeds”). The determination of what constitutes Available Cash as opposed to Liquidating Proceeds shall be made by the Manager. Liquidating Proceeds shall be distributed as provided in Section 9.3.
          (c) Notwithstanding provision to the contrary contained in this Operating Agreement, no payment or distribution pursuant to Section 6.1(b) hereof shall be made if after giving effect to such distribution the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than its total liabilities.
ARTICLE 7. MANAGEMENT: RIGHT’S, POWERS AND DUTIES
     7.1. Management.
          (a) Managers. The Company shall be managed by a representative of Artery and a representative of Beazer (individually. a “Manager”, and collectively, the “Managers”). The initial Manager for Artery shall consist of B. Hayes McCarty (the “Artery Manager”). The initial Manager for Beazer shall consist of David L Carney (the “Beazer Manager”). At any time, upon prior written notice delivered to the other Manager specifying the scope and extent of the delegation, each of the Artery Manager and the Beazer Manager shall have the authority to delegate any specific task or responsibility each possesses as Manager hereunder to one or more designated agents.
          (b) General Powers. The Managers shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Operating Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs.
          (c) Duties of Managers. The Managers shall devote such time to the Company and its business as is appropriate to conduct the business of the Company in an effective manner and to carry out their responsibilities herein; provided, however, that the Managers shall no be obligated to devote their full time and attention or that of their officers, directors, and employees, to the business and affairs of the Company. Without limiting the generality of the foregoing, the Managers shall have the right, power, and duty to do, accomplish, and complete, in accordance with the Business Plan and Development Budget and this Operating Agreement, for, on behalf of and at the expense of the Company, and do hereby covenant to do all of the following:
               (i) To conduct all activities and perform all actions deemed necessary to execute, implement, and effectuate the goals and intent of the Business Plan and Development Budget;
               (ii) Employ, coordinate, and supervise the contractors and agents necessary to carry out the Company’s business;
               (iii) Protect and preserve the title and interests of the Company in the Property;
               (iv) In cooperating with the Administrative Manager, to keep, or cause to be kept, all books and records of the Company and deliver any reports required by this Operating Agreement, all in accordance with the provisions hereof;
               (v) Maintain all funds of the Company in accordance with the provisions hereof

               (vi) Cause to be paid as they become due all bills and expenses and other expenditures of the Company, including, but not limited to, taxes and insurance, all within the limits set forth in the Business Plan and Development Budget;
               (vii) Hire legal counsel, accountants and other professionals as may be appropriate to carry out the business of the Company;
               (viii) Take any actions reasonably deemed to be ancillary to carry out any of the Managers’ duties to the Company, and
               (ix) Enter into the Development Management Agreement with Artery Development Company, LLC and delegate certain duties and obligations related to the development and sale of the Property pursuant to the terms of the Development Management Agreement, the Underlying Purchase Agreement, as amended, the Assignment Agreement, as amended, and this Operating Agreement.
          (d) Major Decisions.
               (i) Notwithstanding any provision of this Operating Agreement to the contrary, the following “Major Decisions” shall be made on behalf of the Company only upon the prior written approval of both Artery and Bearer, without which mutual approval, the Managers, either individually or collectively, shall not act;
                    (a) Financing or refinancing the Company or the Property including, without limitation, identifying lenders for the Development Work, obtaining lines of credit or lender guaranties for the Development Work or other uses in connection with the Property, and granting or modifying any mortgages, pledges, or other encumbrances of Company assets in connection therewith, including, but not limited to, the refinancing of the Deferred Purchase Money Notes (“Company Financing”);
                    (b) Except as provided in Section 7.1(c) hereof, selling, exchanging, leasing, conveying, or otherwise disposing of the Property, or any portion thereof;
                    (c) Acquiring additional real or personal property other than the Property;
                    (d) Making any payment or disbursement (or incurring any liability to make same) other than for real estate taxes and insurance with respect to the Property or costs to develop the Property the incurrence of which is required by applicable governmental authority;
                    (e) Seeking or allowing the Company to seek Bankruptcy protection from creditors under any date or federal law, code, or statute;
                    (f) Prosecuting; defending, or settling any litigation matters, federal, state or local tax matters; or similar claims;

                    (g) Taking any other action described in this Operating Agreement as requiring the approval or consent of all Members;
                    (h) Sale of the Property or any portion thereof outside the ordinary course of business of the Company, including but not limited to the sale of lots of the Property in bulk;
                    (i) Determining the institution(s) at which accounts for the deposit and investment of funds of the Company will be opened and maintained, the types of accounts, procedures for depositing and transferring funds in or between such accounts, and the persons who will have authority with respect to the accounts and funds therein;
                    (j) Establishing and making modifications to the Business Plan and Development Budget or to the Development Management Agreement;
                    (k) Seeking preliminary plan and site plan approvals for the Property;
                    (l) Filing a petition with Montgomery County, Maryland for the creation of a special taxing district with respect to the Property and entering into any agreements related thereto; and
                    (m) Admitting new Members or substituting Members into the Company.
          (e) Unanimous Consent. All decisions made by the Managers shall require the unanimous consent of all of the Managers; provided that while the Managers will consult with each other with respect to the selection of home builders for the building lots, only the Artery Manager shall be required for the Company to enter into Lot Sale Agreements with respect to the Artery Sale Lots and only the Beazer Manager shall be required for the Company to enter into Lot Sale Agreements with respect to the Beazer Sale Lots.
          (f) Limitation on Authority of Members.
               (i) No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.
               (ii) This Section 7.1(f) supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of this Section 7.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense (including reasonable attorneys’ fees).
     7.2. Personal Service. No Member, including the Managers, shall receive any salary, fee or draw for services rendered to or on behalf of the Company or otherwise in its capacity as a Member and/or Manager, provided that, subject to the provisions of Section 11 hereof, each Member or Manager shall be reimbursed for any expenses incurred by such Member on behalf of the Company or otherwise in its capacity as a Member or Manager, including such expenses as provided in Section 7.5(c) hereof. For purposes of this Section 7.2, reference to “Member” shall include the principals and Affiliates of a Member.
     7.3. Duties of Parties.
          (a) Except as otherwise expressly provided in Section 7.3(b), nothing in this Operating Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company or to any Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate is such other interests or activities of any other Member or the Member’s Affiliates.
          (b) Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms.
     7.4. Indemnification.
          (a) The Company shall defend, indemnify and save harmless the tax matters partner (as defined in Section 7.5 below), the Managers and any member, employee, director, officer, agent and representative thereof (collectively an Indemnified Person”) for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions or proceedings arising out of (a) the Indemnified Person’s relationship to the Company, or (b) such Indemnified Person’s capacity as a Manager, tax matters partner, or member, employee, director, officer, agent and representative thereof, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct or gross negligence. Expanses incurred in defending a civil, or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company.
          (b) The tax matter partner, the Manager and all members, directors and officers thereof (collectively, an “Indemnifying Person”) shall defend the Company for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions or proceedings arising out of the Indemnifying Person’s theft, fraud, willful misconduct or gross negligence. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Indemnifying Person in advance of the final dispositions of such action, suit or proceeding, and not less often than monthly. Company shall repay such amount if it shall be ultimately determined that it is not entitled to be indemnified hereunder.

     7.5. Tax Matters Partner. The Administrative Manager shall serve as the Company’s “Tax Matters Partner” solely for purposes of Code Section 6231(a)(7).
          (a) The Tax Matters Partner shall have and perform all of the duties required under the Code, including the following duties:
               (i) Furnish the name, address, profits interest, and taxpayer identification number of each Member to the Internal Revenue Service; and
               (ii) Within five calendar days after the receipt of any correspondence or communication relating to the Company or a Member from the Internal Revenue Service, the Tax Matters Partner shall forward to each Member a photocopy of all such correspondence or communication(s). The Tax Matters Partner shall, within five calendar days thereafter, advise each Member in writing of the substance and form of any conversation or communication held with any representative of the Internal Revenue Service.
          (b) The Tax Matters Partner is authorized:
               (i) To extend the statute of limitations for assessing or computing any tax liability against the Company (or the amount or character of any Company tax items);
               (ii) To settle any audit with the Internal Revenue Service concerning the adjustment or readjustment of any partnership item(s) (within the meaning of Section 6231(a)(3) of the Code);
               (iii) To file a request for an administrative adjustment with the Internal Revenue Service at any time or file a petition for judicial review with respect to any such request;
               (iv) To initiate or settle any judicial review or action concerning the amount or character of any partnership tax item(s) (within the meaning of Section 6231(a)(3) of the Code);
               (v) To intervene in any action brought by any other Member for judicial review of a final adjustment; or
               (vi) To take any other action not expressly permitted by this Operating Agreement on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding.
               (vii) The Tax Matters Partner shall be reimbursed by the Company for all reasonable third party out-of-pocket costs and expenses (including legal and amounting fees) incurred by the Tax Matters Partner in performing its duties as tax matters partner.
     7.6. Substitution of Managers. At any time and from time to time, Artery shall have the right, without prior consent by Beazer, to remove the Artery Manager upon the delivery of notice (“Substitution Notice”) by Artery to the Artery Manager, evidencing Artery’s election to substitute the Artery Manager. At any time and from time to time, Beazer shall have the right, without prior consent by Artery, to remove the Beazer Manager upon the delivery of a similar Substitution Notice by Beazer to the Beazer Manager, evidencing Beazer’s election to substitute the Beazer Manager. Artery shall have no right to remove the Beazer Manager and Beazer shall have no right to remove the Artery Manager without the consent of the other Member. Immediately following delivery of a Substitution Notice by Artery or Beazer to the Artery Manager or the Beazer Manager, respectively, Artery or Beazer shall select a substitute Artery Manager or Beazer Manager, respectively (each a “Substitute Manager”), succeeding the Manager to be replaced (each a “Removed Manger”); and all rights, responsibilities and restrictions of and applicable to the Managers under the Operating Agreement shall apply to the Substitute Managers; and all references in the Operating Agreement to decisions or actions of the Managers requiring the approval of the Managers shall thereafter be read to require the approval of the Substitute Managers. Nevertheless, the Removed Managers shall execute and deliver any documentation provided by the Substitute Managers either to evidence such substitution or to revise any information on the Articles. In the event any Removed Manager shall refuse to execute and deliver any such documentation the Substitute Manager is hereby constituted and appointed by the Removed Manager as his or her true and lawful attorney-in-fact for the purpose of making, executing, signing, acknowledging and filing any such documents, in the Removed Manager’s name, place and stead, it being understood that the foregoing power-of-attorney is irrevocable and is coupled with en interest. This Section 7.6 shall operate independently from Section 3.3 hereof.
     7.7. Limitations on Liability. A Member or Manager shall not be liable for any action taken as a Member or Manager, or any failure to take action as a Member or Manager, except to the extent that such Member or Manager’s conduct fails to comply with the standards of ordinary care as set forth in the Act.
ARTICLE 8. TRANSFER OF INTERESTS AND WITHDRAWAL OF MEMBERS; DEFAULT BY MANAGER
     8.1. Transfers.
          (a) Except as hereinafter provided, no Person may Transfer all or any portion of the Person’s Membership Interest (which, in the case of the Manager, shall be deemed to have occurred in the event of any Transfer of an interest in the equity ownership of the Manager), unless the following conditions (“Conditions of Transfer”) are satisfied:
               (i) The Transfer will not require registration of Membership Interests under any federal or state securities laws; and
               (ii) The Transferee delivers to the Company (a) a written instrument whereby the Transferee agrees to be bound by the terms of this Operating Agreement; (b) a written instrument signed by the Transferor and the Transferee indicating whether or not it is the intent of such parties that the Transferee is to become a substitute Member in the Company (such intent being presumed, in the absence of a joint statement to the contrary, in the case of a Transfer under the circumstances described in Section 8.1(a) hereof); and (c) the following information: (i) the Transferee’s taxpayer identification number; and (ii) the Transferee’s initial tag basis in the Transferred Interest.

               (iii) The Transfer has been consented to by all of the Members, except that a Transfer to any Affiliate of a Member shall not require the consent of the other Member, provided that any requisite lender consent to such Transfer shall have first been obtained.
          (b) If the Conditions of Transfer are satisfied, then a Member may Transfer all or any portion of that Person’s Membership Interest and, if it is the intent of the parties to the Transfer that the Transferee shall become a substitute Member in the Company, the Manager-shall take such action as shall be necessary to effect such admission to the Company of the Transferee as substitute Member. Otherwise, the Transferee of the Interest shall have no right to: (i) become a Member; (ii) exercise any Membership rights other than to receive allocations of Net Profit or Net Loss and distributions of Available Cash or Liquidating Proceeds; or (iii) act as an agent of the Company.
          (c) Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 8.1 in view of the purposes of the Company and the relationship of the Members. The Transfer in violation of the prohibition contained in this Section 8.1 shall be deemed invalid, null and void, a default under this Operating Agreement, and of no force or effect. Any Transferee to whom Membership Interest are attempted to be Transferred in violation of this Section 8.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive allocations of Net Profit and Net Loss and distributions from the Company or have any other rights in or with respect to the Membership Interests.
     8.2. Voluntary Withdrawal. No Member shall have the right to Voluntarily Withdraw from the Company. Voluntary Withdrawal of a Member shall not cause the dissolution or discontinuation of the business of the Company.
     8.3. Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon have the right to receive allocations of Net Profit and Net Loss and distribution from the Company but shall not become a Member unless admitted in accordance with Section 3.1 hereof. Involuntary Withdrawal of a Member shall not cause the dissolution or discontinuation of the business of the Company.
ARTICLE 9. DISSOLUTION, CONTINUANCE AND WINDING UP; BUY-OUT
     9.1. Events of Dissolution. Subject to Section 9.2 below, the Company shall be dissolved and its affairs shall be wound up only upon the happening of the first to occur of the following events of dissolution:
          (a) upon the mutual consent of the Members;
          (b) within 12 months after the sale or liquidation of the Property including the sale or tender all of the lots comprising the Property, but not before the release of all performance and payment bonds and guaranties posted with respect to the development of the Property;
          (c) the entry of a decree of judicial dissolution or otherwise as required under the Act; or

          (d) the withdrawal of the last remaining Member from the Company.
     9.2. Winding Up. Upon dissolution under Section 9.1, the Managers shall appoint a committee of Persons, who may or may not be Members, to conduct the winding up of the Company and carry out the tasks and responsibilities required by this Article 9. Also upon dissolution under Section 9.1, the Company shall conduct no further business, except for taking such action as shall be necessary for the winding up of the affairs of the Company and the liquidation of its assets and the distribution thereof to the Members or legal representative or successor in interest to a former Member’s Membership Interest pursuant to the provisions hereof.
     9.3. Distribution Upon Liquidation. Immediately following the Company’s liquidation, Liquidating Proceeds shall be distributed, first, to the repayment of any loans or indebtedness of the Company, including the Member Loans, next to the establishment of any reserves which the liquidators deem reasonably necessary for the contingent, unmatured or unforeseen liabilities of the Company, next to the Members (and legal representatives and successors in interest to former Members) in accordance with their respective positive Capital Account balances, as adjusted, and last to she Members in accordance with their Membership Interests. The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If assets available for disposition are insufficient to dispose of all of the claims in a priority group, the available assets shall be distributed in proportion to the amounts owed to each person in the that respective priority group, and no assets shall be distributed to any claimants in a tower priority group. Nothing in this Section shall be construed to require any Member with a negative capital account balance to contribute funds to the Company upon dissolution to bring the balance of such Capital Account to zero.
ARTICLE 10. BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS; ADMINISTRATIVE MANAGER
     10.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Administrative Manager shall be responsible for maintaining the operating bank accounts for the Project, provided that each of the Managers shall be provided access to all bank statements and records.
     10.2. Books and Records.
          (a) The Administrative Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Articles and Operating Agreement and all amendments to the Articles and Operating Agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company’s federal, state or local tax returns.
          (b) The books and records shall be maintained in accordance with generally accepted accounting principles and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours.
          (c) Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.
     10.3. Annual Accounting Period. The annual accounting period and taxable year of the Company shall be the calendar year, ending December 31.
     10.4. Reports.
          (a) Within seventy-five (75) days after the end of each taxable year of the Company, the Administrative Manager shall cause to be sent to each Person who was a Member at any time during the accounting year then ended annual financial statements, including a balance sheet and statement of income and loss, prepared by the accountants of the Administrative Manager in accordance with standards issued by the American Institute of Certified Public accountants, and audited in accordance with such standards if requested by the Non-Managing Members.
          (b) Within seventy-five (75) days after the end of each taxable year of the Company, the Administrative Manager shall cause to be sent to each Person who was a Member at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Member’s income tax returns for that year.
          (c) On a monthly basis, within 15 days following the end of the calendar month to which the report applies, the Administrative Manager shall prepare and provide, at the Company’s expense, summaries to all Members which contain at a minimum the following information for the Company: (a) a monthly statement of income and loss for the Company, (b) a balance sheet of the Company at the end of the month, (c) cash position at the end of the month, and (d) summary of cash flow for the prior month, and year-to-year date cash flow of the Company; and any additional reports as may be set forth in the Development Management Agreement.
     10.5. Other Duties of Administrative Manager. The Administrative Manager shall be responsible for paying all invoices to third party suppliers, vendors and contractors on behalf of the Company, paying the fees and expenses of Artery Development Company, LLC under the Development Management Agreement and generally handling the finances of the Company, including administering draw requests under any Company Financing.
     10.6. Administrative Fee. In consideration for performing the duties of Administrative Manager hereunder, the Administrative Manager shall be entitled to receive an administrative fee (“Administrative Fee”) from the Company in the following amount; $200 for each single family and townhouse Lot; $100 for each multifamily dwelling unit; and no fee for any moderately priced dwelling unit Lot or commercial Lot. The Administrative Fee shall be calculated based upon the projected number of Lots which the Property is expected to yield at the time of execution of this Agreement, and will be adjusted upwards or downwards when the actual number of Lots has been determined, and shall be payable in equal monthly installments commencing on July 1, 2001 and continuing for a period of six years thereafter.
ARTICLE 11. BUSINESS PLAN AND DEVELOPMENT BUDGET
     11.1. Procedures for Establishment. Within 60 days after the execution of this Operating Agreement, the Members shall agree to a business plan and development and operating budget for the Company (the “Business Plan and Development Budget”), which shall include a budget for the Development Work and operations of the Company for the remainder of the current fiscal year. The Managers shall, pursuant to the terms of the Development Management Agreement, prepare and submit a proposed budget for the Development Work, which budget shall be apart of the Business Plan and Development Budget.
     11.2. Annual Development Budget. Each fiend year, by 60 days prior to the end of the Company’s fourth fiscal quarter, Artery shall prepare and submit to Beater its proposed Business Plan and Development Budget for the following fiscal year, and Beazer shall thereafter submit its responses on the proposed Business Plan and Development Budget to Artery. within 15 days after receipt of Artery’s submission. The Business Plan and Development Budget shall for the upcoming fiscal year shall contain reasonable detail with respect to revenue, contractual adjustments, income, operating expenses, capital needs. and debt incurrence and payment. All of the Members shall agree to adopt the Business Plan and Development Budget for the following fiscal year by 15 days prior to the beginning of the following fiscal year, or agree to submit to binding arbitration pursuant to Section 15.12. hereof, during which time the preceding fiscal year’s Business Plan and Development Budget shall be increased by the Consumer Price Index (Washington, D.C./Baltimore metropolitan area) for the preceding fiscal year and shall continue in effect.
     11.3. Interim Amendments to Business Plan and Development Budget. In the event any of the Members wishes to propose amendments to the Business Plan and Development Budget currently in effect for a particular fiscal year, the Member proposing such amendments shall deliver its proposed amendments to the other Member for approval. The Member receiving the proposed amendment to the Business Plan and Development Budget shall deliver its responses on the proposed amendment to the Business Plan and Development Budget to the first Member within 15 days after receipt of such submission. The proposed amendments to the Business Plan and Development Budget shall be effective upon 15 days after unanimous approval by the Members of the proposed amendments, unless otherwise agreed.
ARTICLE 12. DEVELOPMENT MANAGEMENT AGREEMENT
     12.1. Development Management Agreement. Following the valid execution of this Operating Agreement by the Members, the Company shall enter into a development agreement (or shall cause Clarksburg Skylark, LLC- to enter into a development agreement) which shall specify and govern the responsibilities. duties, activities, obligations, rights, and powers of Artery Development Company, LLC in connection with the Development Work (the “Development Management Agreement”) in the form attached hereto as Exhibit “D”. The Development Management Agreement and the Business Plan and Development Budget shall specify the scope and extent of the Development Work. Artery Development Company, LLC

shall devote such time to the Company and its business as is appropriate to conduct the business of the Company in an effective manner and to carry out its responsibilities as required by the Development Management Agreement and this Operating Agreement; provided, however, that Artery Development Company, LLC shall not be obligated to devote its full time and attention or that of its officers, directors, employees, and Affiliates to the activities required by the Development Management Agreement.
ARTICLE 13. PROCEDURE FOR SALE OF LOTS
     13.1. Division of Property into Building Lots.
          (a) As soon as practicable, and in any event prior to the recordation of record plats for any Phase of the development of the Property, the Members shall agree on a division of the residential building lots with respect to such Phase into two groups, the “Artery Sale Lots” which shall be sold to builders solely at the direction of Artery, and the “Beazer Sale Lots” which shall be sold to builders solely at the direction of Beazer. The Members will split the residential building lots located on the Property on a 50/50 basis for each Phase, with one Member preparing the division plan for each Phase and the other Member selecting the first lot group; and alternating thereafter between the Members with respect to the preparation of the division plan and the selection of building lots.
          (b) The Members agree to divide the lots based upon the following guidelines: (i) all single family and townhouse lots, including MPDU lots, will be divided on as evenly basis as possible based upon (a) type of lot, (b) the size of lot, (c) location of lot within the Phase and (d) value of Lot; (ii) Artery will have the first preference on the purchase of any of the multifamily lots or commercial land bays, which shall be sold on the basis of a fair market value determination pursuant to an agreement approved by the Members, and otherwise the Members will agree on the sale of such lots to a third party developer; and (ii) subject to the provisions of Section 13.2(d), Artery shall assume the obligations set forth in the Assignment Agreement with respect to the sale of 300 residential lots to Rocky Gorge Homes, LLC, and will be entitled to receive the deposit posted by Rocky Gorge Homes, LLC under the Assignment Agreement with respect thereto. The Members agree that any discrepancies in the value of lots provided to either Member in a given Phase will be made up, to the extent practicable, in the next succeeding Phase, and that any discrepancies in value which exist at the end of the final Phase will be settled by a monetary payment.
     13.2. General.
          (a) All sales of residential building lots will be made pursuant to the terms of the Lot Sales Agreement. To the extent practicable, the terms of the sale of the lots of the Property shall be consistent for builders of the Beazer Sale Lots and the Artery Sale Lots, provided that the purchase price paid by any Affiliate of Beazer for the Beazer Sale Lots may not include the profit attributable to the development of any of the Beazer Sale Lots, and which may be reflected in the profit attributable to the sale of the completed home.
          (b) The Members shall cooperate with each other in maintaining a consistent high quality of development and consistent architectural standards within the development,

which will he included in architectural covenants approved by the Members. The parties will cooperate in the selection of any marketing names for the subdivisions, the placement and design of entrance monuments and other identifying elements.
          (c) Pursuant to the Development Management Agreement, Artery Development Company, LLC will establish a home owners association for all of the residential building lots, a private utility company for the construction of the on-site water and sewer connections and will seek to establish a special taxing district under the provisions of Montgomery County law. The Company shall be entitled to collect a per house connection fee (or an established connection fee for the commercial parcel) from each builder at the time of settlement of the lot for the on-site water and sewer connections in an amount determined by the Members as part of the Business Plan and Development Budget. Each of the Members shall be entitled to receive the distributions of the private front foot benefit charges imposed on its respective lots by the private utility company, provided further, that Artery shall be entitled to purchase the rights to receive such payments with respect to the Beazer Sale Lots through the payment to Beazer of an upfront payment equivalent to six times the projected annual private water and sewer charges on such lots. The Members will insure that all builders purchasing lots from them receive all necessary disclosures concerning the establishment of the home owners association, the private utility company, and, if and when created, the special taxing district.
          (d) Notwithstanding the provisions of this Section 13, the Members shall retain the right to reallocate the sale of the lots of the Property if the Members mutually agree that the Members and the Company will gain a competitive advantage by doing so, and in the event that the obligation of Rocky Gorge Homes, LLC to purchase lots out of the Artery Sale lots results in an allocation of lots to Artery that are not optimal for sale to a home builder, the parties agree to cooperate to work out an alternative arrangement if doing so would not adversely affect the allocation °flats for construction of homes by an Affiliate of Beazer.
          (e) The Members shall cooperate with each other in developing plans for suitable recreational facilities and other amenities for the Property and will enter into such further agreements as may be necessary to finance, construct and operate same.
     13.3. Option to Purchase Lots from Artery Development Company LLC at Fairland Project. In consideration for entering into this Agreement with Artery, Artery Development Company LLC shall provide to Beazer Homes Corp. the right to purchase approximately fifty percent (50%) of the lots in the Fairland Project located in Montgomery and Prince George’s Counties, Maryland, for which Artery Development Company LLC and Ryland Homes have foamed a joint venture. The terms of the purchase right shall be set forth in the Option Agreement attached hereto as Exhibit “H”. The parties further agree that in the event that Ryland Homes exercises any option that it may have to purchase up to 50 lots from the Fairland community from those lots which arc the subject of this option to Beazer Homes Corp., Artery shall provide an option for an equivalent number of lots out of the Artery Sale Lots to Beazer Homes Corp. on the same terms and conditions with respect to calculation of purchase price as set forth in the Fairland Option Agreement.

ARTICLE 14. MEETINGS OF MEMBERS AND ACTIONS ON WRITTEN CONSENT
     14.1. Meetings. The Members shall meet at least once per calendar month to discuss the status of the Company, including but not limited to issues related to the operations of the Company and the Development Work. In addition, Meetings of the Members, for any purpose or purposes, may be called by the Managers or any Member.
     14.2. Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by unanimous written consent of the Members, signed by all of the Members and showing the affirmative vote with respect to such action of all of the Members. Such written consent shall be filed with the minutes or records of the Company.
     14.3. Place of Meetings; Telephone Meetings. The Members may designate any place, either in or outside the State of Maryland, as the place of meetings for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company in the State of Maryland. A meeting may take place by telephone conference call or any other form of electronic communication through which the Members may simultaneously hear each other. Such meeting shall be deemed to be held at the principal office of the Company or at the place properly named in the notice calling the meeting.
     14.4. Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) days (or any shorter period that may hereafter be permitted by the Act) nor more than one (1) months before the date of the meeting, either personally or by mail, by or at the direction of the person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered as provided in Section 15.1 hereof. The business conducted at any meeting need not be limited to the matters referenced in the notice of the meeting. No notice shall be required for action by written consent pursuant to Section 14.2 hereof.
     14.5. Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. Attendance by a Member at a meeting is a waiver of notice of such meeting, except if the Member objects at the beginning of the meeting to the transaction of business became the meeting is not lawfully called or convened and does not otherwise participate in the consideration of any matter at the meeting.
ARTICLE 15. MISCELLANEOUS
     15.1. Notice. All communications provided for herein shall be made in writing and transmitted by mail, first class postage prepaid, return receipt requested, or by telecopy the receipt of which is confirmed by the receiving party (all Members agreeing that they have an obligation to confirm receipt of a telecopy within 48 hours when requested), to the addresses set forth in Exhibit “A” or such other address as a Member may, from time to time, designate in writing. Any address may be changed by notice given to the Company and all Members by the party whose address or telecopier number for notice is to be changed. Insofar as practicable, any consent of the Members, required or appropriate under this Operating Agreement, shall be accomplished by notice without the necessity of meetings of the Members.
     15.2. Severability. The invalidity or unenforceability of any provision in this Operating Agreement shall not affect the other provisions hereof and this Operating Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
     15.3. Interpretation. This Operating Agreement shall be interpreted and construed in accordance with the laws of the State of Maryland. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons referred to may require. Paragraph, article and other section captions of this Operating Agreement have been inserted as a matter of convenience only and shall not control or affect the meaning or construction of any of the terms or provisions thereof.
     15.4. Integration. The parties hereto agree that except as set forth in the Articles, all understandings and agreements heretofore made between them regarding operating the Company are merged in this Operating Agreement. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties hereto concerning operating the Company, other than as set forth in this Operating Agreement and the Articles. All prior agreements among the parties concerning operating the Company other than the Articles are superseded by this Operating Agreement.
     15.5. Counterparts; Effective Date. This Operating Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute an agreement, and the signature of any member to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart, this Operating Agreement is dated and shall be effective among the parties as of the date feat above written.
     15.6. Binding Effect. This Operating Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs, executors, administrators, and legal representatives.
     15.7. No Third Party Beneficiaries. The parties hereto intend that there shall be no third party beneficiaries of this Operating Agreement and this Operating Agreement shall be enforceable only by those persons upon whom this Operating Agreement is binding and to whom this Operating Agreement inures. Specifically, but without limitation, creditors and assignees of Members shall have no right to enforce any part of this Operating Agreement.
     15.8. Operation as Limited Liability Company. The Company is intended to be organized and operated under the Act.
     15.9. Amendments. Amendments otherwise authorized herein, amendments may be made to this Operating Agreement from time to time with the consent of all Members. All such amendments shall be in writing and counter-signed by all Members.
     15.10. Member Consent and Approval. For all imposes in the Operating Agreement, whenever there is a reference to a right of a Member or its principals to approve or otherwise consent to a request, act or decision of the other Member or Manager, the parties agree that such approval or consent is to be subject to a standard of commercial reasonableness and may not be unreasonably conditioned, withheld or delayed.
     15.11. Waiver. The failure of any Member to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the affect of an original violation.
     15.12. Arbitration. The Members shall submit all controversies pertaining to the Company, this Operating Agreement, and/or the relationship between the various parties hereto to arbitration in accordance with the Commercial Arbitration Rules and practices of the American Arbitration Association (“AAA”) then in effect, with the arbitration to be held before a panel, in a location in the Washington D.C. metropolitan area which is mutually agreed upon by the Members. The parties agree to cooperate in pursuing-such arbitration promptly commencing with the date of either party’s request therefor. Upon receipt of such notice to pursue arbitration, the Members shall promptly obtain a list of commercial arbiters made available by the AAA with expertise in residential and commercial real estate development matters. Within five (5) days of receipt of such list, each Member shall agree to choose one arbiter, who together shall select a third arbiter from such list. The hearing before the arbitration panel shall be held as soon as practicable thereafter, which shall be within a period of thirty (30) days after selection of the arbitration panel, unless the schedule of the arbiters does not so permit. Unless otherwise agreed by the parties involved in the arbitration, the expenses and costs associated with the arbitration panel and hearing facilities shall be paid by the Company and each party shall be responsible for their own costs and expenses associated with any arbitration proceeding, including attorneys fees. The decision of the arbitration panel shall be in writing and shall be deemed final, binding and conclusive upon the parties, and the appropriate judgment, order or other judicial relief (whether legal or equitable) may be entered in any court of competent jurisdiction to enforce the decision rendered by the arbitration pond. This agreement to arbitrate shall be specifically enforceable and shall survive the termination or expiration of this Operating Agreement.

     IN WITNESS WHEREOF, the Members have executed, or caused this Operating Agreement to be executed, as of the date set forth hereinabove.

WITNESS:	ARTERY CLARKSBURG, LLC, a Maryland limited liability company
By: The Artery Group, LLC, Manager

/s/	By:	/s/ B. Hayes McCarty

Name: B. Hayes McCarty
Title: Executive Vice President

BEAZER CLARKSBURG, LLC, a Maryland limited liability company
By: Beazer Homes Corporation, Member

/s/	By:	/s/ David L. Carney

Name: David L. Carney
Title: Vice President

LIST OF EXHIBITS:
Exhibit A — Members and Membership Interests
Exhibit B — Articles of Organization
Exhibit C — Description of the Property
Exhibit D — Development Management Agreement
Exhibit E — [DELETED]
Exhibit F — Seller Deferred Purchase Money Note
Exhibit G — Assignor Deferred Purchase Money Note
Exhibit H — Fairland Option Agreement

EXHIBIT A
ARTERY-BEAZER CLARKSBURG, LLC
MEMBERS AND MEMBERSHIP INTEREST

Members	Membership Interest
Artery Clarksburg, LLC	50%
a Maryland limited liability company
7200 Wisconsin Avenue, Suite 1000
Bethesda, Maryland 20814
Attention: B. Hayes McCarty

Beazer Clarksburg, LLC	50%
a Maryland limited liability company
8965 Guilford Road
Suite 290
Columbia, Maryland 21046
Attention: David L. Camay

EXHIBIT B
ARTERY-BEAZER CLARKSBURG, LLC
ARTICLES OF INCORPORATION
OF
ARTERY-BEAZER CLARKSBURG, LLC

EXHIBIT C
ARTERY-BEAZER CLARKSBURG, LLC
DESCRIPTION OF THE PROPERTY

EXHIBIT D
ARTERY-BEAZER CLARKSBURG, LLC
DEVELOPMENT MANAGEMENT AGREEMENT

EXHIBIT E
ARTERY-BEAZER CLARKSBURG, LLC
(DELETED)

EXHIBIT F
ARTERY-BEAZER CLARKSBURG, LLC
SELLER DEFERRED PURCHASE MONEY NOTE

EXHIBIT G
ARTERY-BEAZER CLARKSBURG, LLC
ASSIGNOR DEFERRED PURCHASE MONEY NOTE

EXHIBIT H
ARTERY-BEAZER CLARKSBURG, LLC
FAIRLAND OPTION AGREEMENT